T. ROWE PRICE RESERVE INVESTMENT FUNDS, INC.

ARTICLES SUPPLEMENTARY

 T. Rowe Price Reserve Investment Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

 FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Sixth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued common stock (determined in connection with the SECOND paragraph below) into one (1) new series of common stock to be designated the T. Rowe Price Transition Fund.

 SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 50,000,000,000 shares of the unissued Common Stock of the Corporation into the following series on the dates indicated in the parentheses following the names of the respective series: T. Rowe Price Treasury Reserve Fund and T. Rowe Price Government Reserve Fund (January 23, 1997); T. Rowe Price Short-Term Government Fund and T. Rowe Price Short-Term Fund (July 25, 2012); and T. Rowe Price Transition Fund (October 2, 2020). Each such series shall consist, until further changed, of the lesser of (x) 50,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series and/or class currently or hereafter classified less the total number of shares then issued and outstanding in all of such series and/or classes. All shares of each series and/or class have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series and/or class.

 THIRD: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

 IN WITNESS WHEREOF, T. Rowe Price Reserve Investment Funds, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on October 2, 2020.

WITNESS:	T. ROWE PRICE RESERVE INVESTMENT FUNDS, INC.
/s/Shannon Hofher Rauser ________________________________ Shannon Hofher Rauser, Assistant Secretary	/s/Fran Pollack-Matz By: ________________________________ Fran Pollack-Matz, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price Reserve Investment Funds, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/Fran Pollack-Matz

________________________________

Fran Pollack-Matz, Vice President

CAPS\ArtSuppGRI-REI